EXHIBIT 23.1

Consent of Independent Accountants

Darling International Inc.
Irving, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-192004, No. 333-170668), Form S-4 (No. 333-131484), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868, 33-99866) of Darling International Inc. of our report dated 3 December 2013, relating to the consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities a component division of VION Holding N.V., which appears in this Form 8-K.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen

P.P.J.G. Saasen RA

Eindhoven, Netherlands

3 December 2013